Exhibit 99.1

GLOBAL BPO SERVICES CORP. COMPLETES INITIAL PUBLIC OFFERING

October 23, 2007 – Boston, MA – Global BPO Services Corp. (AMEX: OOO.U) (the “Company”) announced today that it has completed its initial public offering of 31,250,000 units. The units were sold at an offering price of $8.00 per unit. Each unit issued in the initial public offering consists of one share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and one warrant to purchase one share of Common Stock. Initially, the units will be the only security trading. The Company will issue a press release announcing the date when separate trading of the Common Stock and warrants included in the units will begin. That date will be five business days following the earlier to occur of the expiration of the over-allotment option granted to the underwriters in connection with the initial public offering, or the exercise in full of that option.

Prior to the closing of the public offering, the Company consummated a private placement of 7,500,000 warrants at a price of $1.00 per warrant (the “Founder Warrants”) for a total of $7,500,000, to certain founding stockholders of the Company. The Founder Warrants are substantially similar to the warrants underlying the units sold in the initial public offering.

The initial public offering and the private placement generated gross proceeds in an aggregate amount of $257,500,000 to the Company. Audited financial statements as of October 23, 2007, reflecting receipt of the proceeds received by the Company in connection with the consummation of the initial public offering and private placement of warrants will be issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Deutsche Bank Securities Inc. acted as sole book runner of the initial public offering. Robert W. Baird & Co. acted as co-manager. A copy of the prospectus relating to this offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on October 17, 2007. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global BPO Services Corp.

Global BPO Services Corp. is a newly organized blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination of one or more domestic or international operating businesses. It plans to target acquisitions in the business process outsourcing industry.

Company Contact:

Charles Kane, Jr.

Chief Administrative Officer and Chief Financial Officer

Telephone – (617) 517-3251

chuckkane@globalbpo.biz